UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

February 13, 2015

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Pennsylvania	001-09718	25-1435979
(state or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e).

On February 13, 2015, the Personnel and Compensation Committee (Committee) of the Board of Directors of The PNC Financial Services Group, Inc. (Corporation), following a discussion with all of the Board’s independent directors, approved compensation decisions for the executive officers currently with the Corporation who were named in the proxy statement filed in connection with the Corporation’s 2014 annual meeting of shareholders (NEOs). With respect to these individuals, and except as disclosed below, the Committee awarded compensation under programs and in form materially consistent with awards previously disclosed in the proxy statement.

Modification of Change of Control Provisions

Beginning in 2015, equity-based grants to our executive officers have a “double-trigger” rather than a “single trigger” in the event of a change of control of the Corporation. In general, this means that payout is not accelerated on a change of control of the Corporation (although the potential payout amount would still be calculated and fixed at that time, generally in the same manner as for prior year awards), and that the change of control does not itself end the required service period, although after a change of control, the service requirement would also be satisfied if the executive’s employment were to be terminated by the employer without cause or if the executive were to leave for good reason.

Updated Annual Potential Payout Schedule for Relative EPS Growth Metric for Incentive Performance Units

In each of 2013, 2014 and 2015, the NEOs received a grant of incentive performance units with a three-year performance period. As described in more detail in our proxy statement, for an executive to receive payment under these long-term grants, the Corporation must achieve certain corporate and risk performance goals using two corporate and two risk metrics, each measured annually for the overall the performance period. For each of the three years, for one of the two corporate performance metrics for these units we compare our earnings per share growth to our peer group, with the potential amount payable with respect to this portion of the overall payout factor for the year dependent on our ranking in the peer group in that year.

The Committee annually reviews the composition of the peer group. The Committee approved a group of twelve for 2015, consisting of the Corporation and all of the same other companies as those in 2014 other than Comerica Inc. As a result of the change in the size of the peer group, the Committee approved a new potential payout schedule to be used in calculating performance under the grants for the EPS growth metric. This schedule will be used for the first performance year for the 2015 grants, the second performance year for the 2014 grants and the third and final performance year for the 2013 grants.

The Committee approved 2015 schedule is below. The schedule used for performance in 2013 and 2014 is provided for comparison.

2013 and 2014 Relative EPS Growth Metric Schedule		2015 Relative EPS Growth Metric Schedule
Ranking	Payout	Ranking	Payout
1	125.00%	1	125.00%
2	125.00%	2	125.00%
3	125.00%	3	125.00%
4	125.00%	4	120.00%
5	116.70%	5	115.00%

6	108.30%	6	105.00%
7	100.00%	7	95.00%
8	90.00%	8	80.00%
9	80.00%	9	60.00%
10	60.00%	10	40.00%
11	40.00%	11	0.00%
12	0.00%	12	0.00%
13	0.00%

Consistent with the design of this compensation program and the approach taken with respect to prior years, the Committee agreed that the 2015 schedule would also interpolate results to arrive at a final annual potential payout percentage for earnings per share growth. In other words, the final percentage for this corporate metric will depend on our performance relative to the peers ranked immediately above and below us.

Compensation Adjustment

The Committee also approved increases in William S. Demchak’s annualized incentive compensation target for 2015 from $8,400,000 to $9,900,000 and E. William Parsley III’s annualized incentive compensation target for 2015 from $5,000,000 to $5,500,000.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2015	The PNC Financial Services Group, Inc.

	By:	/s/ Gregory H. Kozich
		Name:	Gregory H. Kozich
		Title:	Senior Vice President and Controller